Exhibit 10.6

HANGAR RENTAL AGREEMENT

This Hangar Rental Agreement (the “Rental Agreement”), made and executed on the ___30th___ day of August, 2013, by and between Murphy Oil USA, Inc. (“MOUSA”) and MURPHY OIL CORPORATION (“Murphy”).

WITNESSETH:

1.  MOUSA is a Delaware corporation with offices at 422 North Washington Avenue, El Dorado, Arkansas 71730.

2.  Murphy is a Delaware corporation, with offices at 200 East Peach Street, El Dorado, Arkansas 71730.

3.  MOUSA is the sole owner of civil aircraft number N370M known as a Citation C560XL based at El Dorado, Arkansas (“the MOUSA Aircraft”).

4.  MOUSA is desirous of using and Murphy is desirous of providing Murphy’s hangar for the daily storage of the Aircraft and for the use of certain equipment necessary to move and handle the aircraft.

NOW THEREFORE, the parties hereto, for consideration hereinafter named, and other good and valuable consideration, hereby agree that:

1.

The aircraft will be stored in Murphy’s hangar in El Dorado, Arkansas. The Aircraft may be moved by Murphy personnel for purposes of rearranging or removing other planes in the hangar. MOUSA shall have access to such equipment and tools necessary to move the aircraft and such other incidental equipment use as from time to time may be expedient.

2.

MOUSA shall be responsible for upkeep and maintenance of the Aircraft. MOUSA shall have access at all reasonable times to perform maintenance and upkeep of the Aircraft, but shall endeavor to provide notice to Murphy and work closely with Murphy on scheduling issues. FAA, NFPA and OSHA regulations do not permit the operation of aircraft engines inside storage hangar areas.

3.

The parties agree to keep their respective aircraft insured, with a  company or companies of nationally recognized responsibility and standing reasonably acceptable to the other party, for hull damage and liability for personal injuries, death or property damage, arising from or in any manner occasioned by the acts or negligence of the parties or others in custody, operation or use of the aircraft, with losses under the hull damage policies payable to the Lessor or owner of the aircraft. In addition, Murphy agrees to maintain and keep in force Hangarkeepers Liability insurance and property damage insurance covering the Hangar building and its contents insured with a company or companies of nationally recognized responsibility and standing. MOUSA and Murphy each agree to name the other as an additional insured on said policies (except property damage on building and its contents) and have its policies endorsed to waive underwriter’s right of subrogation against the other party. Each party agrees to deliver insurance certificates confirming the insurance coverage required hereunder.

4.

Murphy and MOUSA assume liability for, and shall indemnify, protect, save and keep harmless the other party and its agents, servants, successors and assigns (an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses, including legal expenses, of whatsoever kind and nature, imposed on, incurred by or asserted against any Indemnitee, in any way relating to or arising out of such party’s performance under this agreement; provided, however, that a party shall not be required to indemnify any Indemnitee for loss or liability resulting solely from the willful misconduct or gross negligence of such Indemnitee. The provisions of this Section shall survive the expiration or earlier termination of this Hangar Rental Agreement.

5.

All risks of loss or damage to the Aircraft pursuant to this Hangar Rental Agreement, from whatever cause (except for acts or willful misconduct or gross negligence of Murphy or its officers, agent, servants or employees), are hereby assumed by MOUSA.

6.	The parties agree that monthly rent shall be $500 and shall be payable in advance on the 1st of each month.

7.	The term of this Hangar Rental Agreement is from month to month unless and until cancelled by either party upon sixty (60) days written notice to the other.

8.	This Hangar Rental Agreement shall be construed in accordance with and governed by the laws of the State of Arkansas.

9.

All notices and other communications under this Hangar Rental Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt or refusal to accept receipt) by delivery in person, by telefax or e-mail (with a simultaneous confirmation copy sent by first class mail properly addressed and postage prepaid), or by a reputable overnight courier service, addressed as follows:

If to MOUSA:                        Murphy Oil USA, Inc.

                                                422 North Washington Avenue

                                                El Dorado, AR  71730

                                                Attn: John Moore

                                                Telephone: (870) 875-7517

                                                Telefax: (870) 862-5299

If to Murphy:                        Murphy Oil Corporation

                                                200 East Peach St (71730)

                                                P.O. Box 7000

                                                El Dorado, AR 71731-7000

                                                Attn: Kelli M. Hammock

                                                Telephone: (870) 864-6286

                                                Telefax: (870) 864-6231

or to such other person or address as either party shall from time to time designate by writing to the other party.

10.

If any provision of this Hangar Rental Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired.

11.

This Hangar Rental Agreement constitutes the entire agreement, both written and oral, among the parties and their respective representatives with respect to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder not expressly granted thereto. This Hangar Rental Agreement shall not be amended or modified unless in writing duly signed by the parties.

12.	This Hangar Rental Agreement may be executed in counterparts, each of which shall be deemed an original, but all counterparts shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have placed their hands on this 30th day of August 2013.

MURPHY OIL CORPORATION		MURPHY OIL USA, INC.

BY:	/s/ Walter K. Compton	BY:	/s/ John A. Moore

NAME:	Walter K. Compton	NAME:	John A. Moore

TITLE:	Senior Vice President and General Cousel	TITLE:	General Counsel and Secretary

[Signature Page to Hangar Rental Agreement]